Exhibit 99.2

IRONPLANET HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

IRONPLANET HOLDINGS, INC.

Independent Auditors’ Report

To the Board of Directors and Stockholders of

IronPlanet Holdings, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of IronPlanet Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IronPlanet Holdings, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California
March 31, 2017

2

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2016	2015

Gross revenue (including related party gross revenue of $3,771 and $2,009 for the years ended December 31, 2016 and 2015, respectively)	$130,717	$103,423
Customer equity incentives	(20,878)	(12,752)
Total revenue	109,839	90,671
Cost of revenue	42,760	33,144
Gross profit	67,079	57,527
Operating expenses:
Sales and marketing	45,180	37,751
Technology	4,599	3,515
General and administrative	31,464	20,219
Amortization of intangible assets	5,683	5,966
Total operating expenses	86,926	67,451
Loss from operations	(19,847)	(9,924)
Interest expense	(2,308)	(5,017)
Other (expense) income, net	(3,052)	71
Loss on extinguishment of debt	—	(4,769)
Net loss before taxes	(25,207)	(19,639)
Income tax provision (benefit)	783	(6,270)
Net loss	$(25,990)	$(13,369)

3

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2016	2015

Net loss	$(25,990)	$(13,369)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax of $0	(203)	(1,831)

Interest Rate Swap:
(Loss) income recognized in accumulated other comprehensive (loss) income	(104)	11
Reclassification of loss to interest expense	118	—
Interest rate swap, net of tax of $0	14	11
Comprehensive loss	$(26,179)	$(15,189)

The accompanying notes are an integral part of these consolidated financial statements.

4

IRONPLANET HOLDINGS, INC.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2016	December 31, 2015

Assets
Current assets:
Cash	$74,689	$55,232
Accounts receivable, net of allowance for doubtful accounts	6,362	4,537
Accounts receivable – related parties	3	—
Prepaid expenses and other current assets	3,992	5,435
Seller advances	7,395	20,642
Inventory	2,535	4,124
Restricted cash	3,000	3,047
Total current assets	97,976	93,017
Property and equipment, net	6,359	5,350
Goodwill	55,018	55,018
Intangible assets, net	27,597	33,279
Deposits and other assets	756	4,850
Total assets	$187,706	$191,514
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,514	$1,398
Accrued liabilities	12,577	13,602
Warrants on convertible preferred stock	5,325	2,172
Customer deposits	3,729	3,527
Marketplace payables	42,737	50,535
Marketplace payables – related parties	639	246
Current portion of long-term debt	3,972	2,573
Total current liabilities	70,493	74,053
Deferred tax liability	888	217
Long-term debt	32,008	35,778
Total liabilities	103,389	110,048
Commitments and contingencies
Convertible preferred stock, $0.00001 par value – 86,270,621 shares authorized; 66,908,776 and 65,899,759 shares issued and outstanding at December 31, 2016 and 2015, respectively; aggregate liquidation preference of $113,536 at December 31, 2016	143,524	138,034
Stockholders’ deficit:
Common stock, $0.00001 par value – 138,729,379 shares authorized; 18,149,593 and 12,523,677 shares issued and outstanding at December 31, 2016 and 2015, respectively	—	—
Additional paid-in capital	46,916	22,282
Unissued customer equity incentive shares	8,224	9,318
Accumulated other comprehensive loss	(3,576)	(3,387)
Accumulated deficit	(110,771)	(84,781)
Total stockholders’ deficit	(59,207)	(56,568)
Total liabilities, convertible preferred stock and stockholders’ deficit	$187,706	$191,514

5

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Unissued Customer Equity Incentive	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Loss	Deficit	Deficit
Balance at December 31, 2014	44,481,466	$72,850	12,066,527	$12	$19,240	$—	$(1,567)	$(71,412)	$(53,727)
Recapitalization-change in par value				(12)	12
Issuance of Series E convertible preferred stock in connection with the Cat Auction Services acquisition	16,206,581	48,619	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of $0 of issuance costs	5,215,800	13,152	—	—	—	—	—	—	—
Customer equity incentives related to issuance of Series E convertible preferred stock to Cat dealers	—	3,425	—	—	—	—	—	—	—
Common stock earned by Cat dealers	—	—	—	—	—	9,318	—	—	9,318
Retirement of Series A-1 convertible preferred stock	(4,088)	(12)	—	—	—	—	—	—	—
Exercise of common stock options	—	—	452,456	—	1,030	—	—	—	1,030
Repurchase of common stock	—	—	(105,306)	—	(185)	—	—	—	(185)
Stock-based compensation expense	—	—	—	—	1,944	—	—	—	1,944
Issuance of common stock as part of employee compensation	—	—	110,000	—	241	—	—	—	241
Net loss	—	—	—	—	—	—	—	(13,369)	(13,369)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(1,820)	—	(1,820)
Balance at December 31, 2015	65,899,759	$138,034	12,523,677	$—	$22,282	$9,318	$(3,387)	$(84,781)	$(56,568)
Issuance of Series E convertible preferred stock for cash net of issuance costs	1,009,017	4,817	—	—	—	—	—	—	—
Series E convertible preferred stock issuance costs		(24)	—	—	—	—	—	—	—
Customer equity incentives related to issuance of Series E convertible preferred stock to Cat dealers	—	697	—	—	—	—	—	—	—
Common stock earned by Cat dealers	—	—	5,108,302	—	21,272	(21,272)	—	—	—
Common stock payable to Cat dealers	—	—	—	—	—	20,178	—	—	20,178
Exercise of common stock options	—	—	517,614	—	581	—	—	—	581
Stock-based compensation expense	—	—	—	—	2,781	—	—	—	2,781
Net loss	—	—	—	—	—	—	—	(25,990)	(25,990)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(189)	—	(189)

Balance at December 31, 2016	66,908,776	$143,524	18,149,593	$—	$46,916	$8,224	$(3,576)	$(110,771)	$(59,207)

The accompanying notes are an integral part of these consolidated financial statements

6

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2016	2015

Cash flows from operating activities
Net loss	$(25,990)	$(13,369)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,032	7,994
Stock-based compensation	2,781	1,944
Accretion of debt discounts	—	1,355
Amortization of debt issuance costs	358	318
Loss on disposal of property	23	9
Changes in fair value of convertible preferred stock warrant liability	3,153	542
Non-cash loss on early extinguishment of debt	—	672
Customer equity incentives	20,878	12,743
Income from retirement of preferred stock shares in legal settlement	—	(12)
Changes in cost method investment	(63)	336
Release of valuation allowance on deferred tax assets	—	(6,597)
Write-off of initial public offering costs	4,373	—
Changes in operating assets and liabilities
Accounts receivable	(1,772))	2,928
Accounts receivable – related parties	(3)	11
Prepaid expenses and other current assets	(235)	(1,103)
Seller advances and note receivable	13,244	(19,003)
Inventory	1,588	(2,234)
Restricted cash	51	618
Deposits and other assets	4,256	(302)
Accounts payable	162	(314)
Accrued liabilities	(957)	4,099
Customer deposits	209	122
Marketplace payables	(7,800)	11,233
Marketplace payables – related parties	393	246
Deferred tax	671	238
Net cash provided by operating activities	23,353	2,474
Cash flows from investing activities
Cash acquired in connection with acquisition of Cat Auction Services	—	7,880
Purchases of property and equipment	(3,417)	(3,095)
Proceeds from sale of property and equipment	17	—
Proceeds from sale of cost method investment	1,169	—
Net cash (used in) provided by investing activities	(2,231)	4,785
Cash flows from financing activities
Proceeds from term loan	—	40,195
Proceeds from issuance of common stock upon exercise of stock options	581	1,030
Proceeds from issuance of convertible preferred stock, net of issuance costs	4,793	18,636
Payment of debt	(2,729)	(38,645)
Repurchase of common stock	—	(185)
Debt issuance costs paid	—	(1,486)
Payments of initial public offering costs	(4,116)	(257)
Net cash (used in) provided by financing activities	(1,471)	19,288
Effect of exchange rate changes on cash	(194)	(1,504)
Net increase in cash	19,457	25,043
Cash, beginning of period	55,232	30,189
Cash, end of period	$74,689	$55,232

7

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Cash Flows (continued)

(In thousands)

	Twelve Months Ended December 31,
	2016	2015

Supplemental disclosure of cash flow information
Cash paid for taxes	$67	$112
Interest paid	$1,950	$3,344
Supplemental disclosure of non-cash investing and financing activities
Purchases of property, plant and equipment in accounts payable and accrued liabilities	$4	$20
Issuance of convertible preferred stock as part of business combination	$—	$48,619
Issuance of common stock as part of employee compensation	$—	$241
Issuance of common stock earned by Cat and certain Caterpillar dealers	$21,272	$—

8

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

IronPlanet Holdings, Inc. succeeds IronPlanet, Inc. as the parent reporting company. IronPlanet, Inc. was incorporated in Delaware in January 1999. In April 2015, the stockholders of IronPlanet, Inc. became stockholders of IronPlanet Holdings, Inc. in a reorganization (“the Reorganization”). All references to “the Company” herein refer to IronPlanet, Inc. and its subsidiaries prior to the Reorganization and to IronPlanet Holdings, Inc. and its subsidiaries on or after the date of the Reorganization.

The Company’s principal business is the operation of a marketplace for the selling and buying of used equipment and other durable assets through its brands using online and other marketplace formats. The Company provides related services including physical inspection and valuation services. The Company has a broad global customer base, operating through its subsidiaries in the United States, Canada, and Ireland. The Company’s brands market to sellers and buyers of assets used in industries including construction, transportation, oil and gas, government dispositions, mining, agriculture, materials handling, and forestry.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been presented in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”).

Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation. These reclassifications have no impact on previously reported net income (loss), cash flows, or stockholders’ deficit.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. These differences could have a material effect on the Company’s future results of operations and financial position. Significant items subject to estimates and assumptions include revenue and seller guarantees; the allowances for doubtful accounts and collapsed sales, the valuation of customer equity incentives; purchase price allocations; the carrying amounts of goodwill, long-lived assets, including definite-lived intangible assets; useful lives for depreciation and amortization; the valuation of stock options and convertible preferred stock warrants; deferred income taxes; and reserves for tax uncertainties and other contingencies.

9

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency

The functional currency of the Company’s subsidiaries outside of the United States is generally the local currency of the country where the subsidiary is located. The financial statements of the Company’s international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ deficit, and an average exchange rate for each period for revenue, expenses, and gains and losses. Foreign currency translation adjustments are recorded in other comprehensive loss, which is a component of total stockholders’ deficit.

Foreign currency transactions are transactions denominated in a currency other than the entity’s functional currency. Gains or losses arising from the remeasurement of these transactions are recorded within general and administrative expenses in the Company’s Consolidated Statements of Operations.

The following table summarizes the foreign exchange loss that the Company recorded for the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2016	2015

Foreign exchange loss	$342	$23

Business Combinations

The results of businesses acquired in business combinations are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the total consideration provided in a business combination, to the identifiable assets and liabilities of the acquired business at their acquisition date fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill.

The Company uses estimates and assumptions to value assets acquired and liabilities assumed at the acquisition date, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments to the assets acquired and liabilities assumed are recorded with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Consolidated Statements of Operations.

Acquisition-related transaction costs incurred by the Company are accounted for as an expense in the period in which the costs are incurred.

Revenue Recognition and Auction Guarantees

The Company typically sells equipment or other assets on consignment from sellers and stimulates buyer interest through sales and marketing techniques in order to match sellers to buyers in its marketplace. Prior to offering an item for sale, the Company performs required inspections, title and lien searches, and make-ready activities to prepare the item for sale in the marketplace.

10

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Marketplace revenue is primarily driven by seller commissions, fees charged to sellers for listing and inspecting equipment, and buyer transaction fees. The Company also generates revenue from related marketplace services including make-ready activities, logistics coordination, storage, private auction hosting, and asset appraisals. Revenue from related services is recognized when the service to be rendered has been completed. Revenue from seller commissions and fees for the sale of an item is recognized when the sale is complete, which is generally at the conclusion of the marketplace transaction between the seller and buyer. This occurs when a buyer has become legally obligated to pay the purchase price and buyer transaction fee for an asset for which the seller is obligated to relinquish the item for the sales price less seller commissions and listing fees. At this time, the Company has substantially performed what it must do to be entitled to the benefits represented by its commissions and fees. Following the sale of the item, the Company invoices the buyer for the purchase price of the asset, taxes, and the buyer transaction fee; collects payment from the buyer; and remits the proceeds, net of the seller commissions, listing fees, and taxes, to the seller. The Company notifies the seller when the buyer payment has been received in order to clear release of the equipment or other asset to the seller. These remaining service obligations are not viewed to be an essential part of the services provided by the Company. Sales taxes collected from buyers and remitted to governmental authorities are excluded from revenue in the Consolidated Statement of Operations.

Under the Company’s standard terms and conditions, it is not obligated to pay the seller for items in a marketplace sale in which the buyer has not paid for the purchased item. If the buyer defaults on its payment obligation, also referred to as a “collapsed sale,” the equipment or other assets may be returned to the seller or moved into a subsequent marketplace event. Revenue is recorded, net of a provision for collapsed sales, which is an estimate of sales that are expected to default based on the Company’s historical experience.

Revenue is reduced by a provision for disputes, which is an estimate of disputed items that are expected to be settled at a cost to the Company. Some disputes relate to settlements of discrepancies under the Company’s IronClad Assurance program. The IronClad Assurance equipment condition certification refers to a written inspection report which is provided to potential buyers that reflects the condition of a specific piece of equipment offered for sale, and includes ratings, comments, and photographs of the particular piece of equipment following inspection by one of the Company’s equipment inspectors. The IronClad Assurance equipment condition certification provides that a buyer may file a written dispute claim during an eligible dispute period for consideration and resolution at the sole determination of the Company if the purchased equipment is not substantially in the condition represented in the inspection report. Typically disputes under IronClad Assurance® are settled with minor repairs or additional services, such as washing or detailing the item; the estimated costs of such items or services are included in the disputes allowance. The disputes allowance also covers the costs of any other disputes or accommodations made with the Company’s buyers or sellers.

11

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the changes in the disputes allowance (in thousands):

	Year Ended December 31,
	2016	2015

Balance, beginning of period	$126	$70
Add: provision for disputes allowance	1,148	1,519
Less: dispute settlements	(1,150)	(1,463)
Balance, end of period	$124	$126

In certain situations, the Company offers to guarantee minimum sales proceeds to sellers on selected consignments of equipment (“guarantee contracts”). In these arrangements, the Company is obligated to pay the agreed-upon minimum amount if the consigned equipment sells for less than the minimum price. If actual proceeds are less than the guaranteed amount, the commission earned is reduced; if proceeds are sufficiently lower, the Company may incur a loss on the sale. If such consigned equipment sells above the minimum price, the Company may be entitled to a share of the excess proceeds as negotiated with the seller. The Company’s share of the excess, if any, is recorded in revenue together with the commission for guaranteed sales. Losses, if any, resulting from guarantee contracts are recorded within revenue in the period in which the relevant marketplace event was completed. However, if a loss relating to items under a guarantee contract in effect at a period end that will be sold after the period end, is known or is probable and estimable at the financial statement reporting date, such loss is accrued in the financial statements for that period. Where a loss is neither probable nor able to be reasonably estimated, the Company recognizes a liability based on the estimated stand-alone fair value of the guarantee. The liability for guarantee contracts is included in accrued liabilities within the Consolidated Balance Sheets.

Revenue also includes the fees earned, net of acquisition costs, from the sale of inventory. The Company may obtain inventory from time to time due to collapsed sales or other seller or buyer accommodations. For inventory sale contracts, the Company acquires title to assets to sell in an upcoming marketplace event. Such acquisition of equipment in advance of an auction is an ancillary component of the Company’s auction business. As the auction business is a net business, gross auction sales are not reported as revenue in the Consolidated Statements of Operations; rather, the net commission earned from sales is reported as revenue, which reflects the Company’s agency relationship between buyers and sellers of equipment. In general, the risks and rewards of ownership are not substantially different than the Company’s other guarantee contracts.

The Company’s customer equity incentives are considered to be sales incentives and are reported at their fair value as a reduction of revenue at the time that the customer has earned the incentive. The fair value is based on the fair value of the underlying equity security. See Note 3—“Business Combinations.”

12

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cost of Revenue

Cost of revenue includes the cost of performing inspections of equipment to be sold in the Company’s marketplace as well as the cost of other support services, travel, and office and occupancy costs. Inspections are generally performed at the seller’s physical location. The cost of inspections include payroll costs and related benefits for the Company’s employees that perform and manage field inspection services; the related inspection report preparation and quality assurance; fees paid to contractors who perform field inspections; related travel and incidental costs for the Company’s inspection service organization; and office and occupancy costs for its inspection services personnel. Cost of revenue also includes costs for the Company’s customer support, marketplace operations, logistics, make-ready costs to prepare the item for sale and title and lien investigation functions. Significant components of these costs include employee compensation, facilities costs, including event-based auction lease costs, allocated depreciation and amortization, and lease and operations costs related to the Company’s third-party data centers at which its websites are hosted.

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expenses. Advertising costs were $3.3 million for each of the years ended December 31, 2016 and 2015.

Stock-Based Compensation

Stock-based compensation expense is recognized based upon the estimated grant date fair value of the awards measured using the Black-Scholes option-pricing model. Fair value is generally recognized as an expense on a straight-line basis, net of estimated forfeitures, over the employee requisite service period. The Black-Scholes option-pricing model requires the input of highly subjective and complex assumptions, including the fair value of the underlying common stock, expected volatility in the price of the common stock, risk-free interest rates, expected term of the option, expected forfeiture rates, and expected dividend yield of the Company’s common stock. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company uses the “with and without” approach in determining the order in which tax attributes are utilized. As a result, the Company only recognizes the tax deduction from stock-based awards in additional paid-in capital if tax is reduced on returns after all other tax attributes available to the Company to reduce tax have been utilized.

Restricted Cash

Restricted cash balances of $3.0 million as of December 31, 2016 and 2015, were held in accounts owned by the Company in support of short-term stand-by letters of credit to provide seller security, leased office space, and credit card availability. From time to time, restricted cash can include auction proceeds owed to sellers in certain jurisdictions where such funds are required by law or contract to be maintained in segregated bank accounts. Included in restricted cash as of December 31, 2016 and 2015 was $0 and $7,000, respectively, held in such segregated accounts.

Accounts Receivable

Accounts receivable primarily consist of amounts owed by buyers for equipment sold in the Company’s marketplace, seller listing fees, buyer transaction fees, and other service fees. Accounts receivable payment terms vary. Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and collapsed sales.

The Company determines its allowance for doubtful accounts based on known troubled accounts, the aging of the accounts, and historical experiences of losses incurred. Changes to the allowance for doubtful accounts are recorded in general and administrative expenses, and uncollectible account write- offs are charged against the allowance for doubtful accounts.

13

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the changes in the allowance for doubtful accounts (in thousands):

	Year Ended December 31,
	2016	2015

Balance, beginning of period	$353	$186
Add: provision for doubtful accounts	0	471
Less: write-offs, net of recoveries and other adjustments	(297)	(304)
Balance, end of period	$56	$353

Inventory

Inventory consists of equipment and other assets purchased for resale in an upcoming Company marketplace event. Inventory is valued at the lower of cost or management’s estimate of net realizable value (i.e., the expected sale price upon disposition less the costs of disposal and transportation). The significant elements of cost include the acquisition price of the inventory and make-ready costs to prepare the inventory for sale in the marketplace. The specific identification method is used to determine amounts removed from inventory. Write-downs to the carrying value of inventory are recorded in revenue in the Consolidated Statements of Operations.

Property and Equipment, Including Capitalized Software Development Costs

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Repairs and maintenance costs are expensed as incurred. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives of the assets:

Useful Lives

Computer equipment and software	3 years
Website application and infrastructure	3 years
Furniture and fixtures	3 years
Vehicles	3 years

Leasehold improvements are amortized over the shorter of the lease term or useful life, which typically range from three to five years.

The Company capitalizes and includes in property and equipment the direct costs related to the development of the Company’s technology platform when the original code is enhanced to provide new functionality or features. The Company begins amortizing capitalized software development costs when the software is substantially complete and ready for its intended use. For the years ended December 31, 2016 and 2015, the Company capitalized $1.9 million and $1.5 million, respectively, primarily related to payroll and payroll-related costs and outside services. Such costs are amortized over the estimated useful life of the asset. All other development costs are expensed as incurred and are included in technology expenses.

14

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill, Intangible Assets and Long-Lived Assets

Goodwill

Goodwill arises from business combinations and is measured as the excess of the purchase consideration over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed. Goodwill is not amortized.

Tests for impairment of goodwill are performed on an annual basis in the fourth quarter or when events or circumstances indicate that the carrying amount may not be recoverable. Circumstances that could trigger an impairment test outside of the annual test include but are not limited to: a significant adverse change in the business climate or legal factors, adverse cash flow trends, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, decline in stock price, and the results of tests for recoverability of a significant asset group.

The Company has a single reporting unit. The Company completes a qualitative analysis, including an evaluation of macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance related to its goodwill. If the Company’s qualitative analysis indicates that it is more likely than not that the fair value of the reporting unit asset is less than its carrying amount, then the Company would perform a quantitative two-step impairment test. The quantitative impairment test compares the fair value of the Company’s reporting unit to its carrying amount, and an impairment loss is recognized equivalent to the excess of the carrying amount over fair value.

The determination of whether or not goodwill has become impaired involves a significant level of judgment by management. Changes in the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill.

No impairment of goodwill was identified for the years ended December 31, 2016 and 2015.

Definite-Lived Intangible Assets and Long-Lived Assets

Identifiable intangible assets consist of trade names, customer relationships, existing technology, and contractual non-competition agreements associated with acquired businesses. Intangible assets with finite lives are amortized over their estimated useful lives on a straight-line basis. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets, which typically range from three to eight years. Intangible assets are carried at cost less accumulated amortization. Amortization of intangibles is included in operating expenses.

Long-lived assets, such as property and equipment and definite-lived intangible assets with estimable lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset or asset group plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset or asset group. An impairment loss reduces the carrying amount of the related asset to its estimated fair value in the period in which the determination is made. No impairment of long-lived assets or definite-lived intangible assets was identified for the years ended December 31, 2016 and 2015.

15

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt Issuance Costs and Debt Discounts

Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense using the effective interest method. Debt discounts related to warrants and end of term payments are also amortized as interest expense over the term of the related debt using the effective interest method. The carrying value of debt is presented net of unamortized debt issuance costs and discounts.

Interest Rate Swap

The interest rate swap agreement utilized by the Company effectively modifies a portion of the Company’s exposure to interest rate risk by converting the Company’s floating-rate debt exposure to a fixed-rate, thus reducing the impact of interest-rate changes on future interest expense and cash flows. The Company has designated its swap as a hedge of its benchmark LIBOR-based interest rate. The Company has documented the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. The effective portion of this hedge is recorded as a component of other comprehensive income (loss) and will be recognized in income in the period in which the underlying transaction impacts the Consolidated Statements of Operations. The ineffective portions of this hedge, if any, are recognized in current earnings.

The Company assesses both at inception and on an ongoing basis whether the interest rate swap is effective in offsetting the changes in cash flows of the hedged item. The Company also assesses hedge ineffectiveness at least quarterly and records the gain or loss related to the ineffective portion to current earnings, while the effective portion is recorded in other comprehensive income (loss). If the Company determines that the forecasted transaction is no longer probable of occurring (i.e., unlikely to have floating rate debt outstanding), it would discontinue hedge accounting for the affected portion of the hedge instrument, and any related unrealized gain or loss on the contract would be recognized in current earnings of that period.

The Company recognizes the interest rate swap at its fair value, which is included in deposits and other assets or accrued liabilities on the Company’s Consolidated Balance Sheets.

The Company is exposed to counterparty credit risk on its derivative instruments. The Company has established and maintains strict counterparty credit guidelines and enters into hedges only with the financial institutions that are investment grade or better to minimize the Company’s exposure to potential defaults. The Company has also entered into master netting agreements to minimize its credit exposures with counterparties.

Marketplace Payables

Marketplace payables consist of funds received from buyers, net of seller commissions, listing fees, or other amounts due to the Company, which are recorded as payables to the sellers or related lien holders upon closing of a marketplace sale.

Income Taxes

The Company accounts for income taxes under the asset-and-liability method, which requires the recognition of current taxes payable or refundable and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s financial statements. The measurement of current taxes payable or refundable and deferred tax assets and liabilities is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not anticipated.

16

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company evaluates its ability to realize the benefit of its deferred tax assets in each jurisdiction at the required more likely than not level of certainty based on the existence of sufficient income of the appropriate character. In determining the need for a valuation allowance, the Company weighs all available positive and negative evidence, both objective and subjective in nature, including prior earnings history, expected future earnings, carryback and carryforward periods, and the feasibility of tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. Evaluating the need for an amount of valuation allowance requires significant judgment, and adjustments made to the valuation allowance could significantly impact the Company’s tax provision or benefit. The reported tax positions are based upon their technical merits, relevant tax law, and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax positions.

A tax position is only recognized in the financial statements if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments that will result in recognition of additional tax benefits or additional charges to the tax provision and may not accurately reflect actual outcomes. The Company’s policy is to recognize interest and penalties relating to uncertain tax positions related to unrecognized tax benefits as a component of income tax expense.

Convertible Preferred Stock and Warrants

The holders of the outstanding shares of convertible preferred stock do not have stated redemption rights; however, the rights and preferences of the convertible preferred stock provide for a deemed liquidation of the shares in the event of a sale of all or substantially all of the Company’s assets, the merger or consolidation of the Company, or upon the sale of more than 50% of the voting power of the Company. The holders of the Series A, B, C, D, and E convertible preferred stock control a majority of the voting power of the Company’s capital stock and have the right to designate a majority of the members of the Board of Directors of the Company. As a result, the holders of these preferred shares could force a change in control that would trigger the liquidation of all series of convertible preferred stock. Such deemed liquidation could occur outside of the control of the Company’s common stockholders, and accordingly, all shares of convertible preferred stock have been presented outside of permanent equity in the accompanying Consolidated Balance Sheets for all periods presented.

In addition, freestanding warrants related to shares that are presented outside of permanent equity are classified as a liability in the accompanying Consolidated Balance Sheets. The convertible preferred stock warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income, net in the Consolidated Statements of Operations.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. There is a three-tier fair value hierarchy, which prioritizes the inputs to valuation methodologies used to measure fair value.

17

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included in Level 1 inputs, such as quoted prices for similar assets and liabilities in markets that are not active or other inputs that are observable or could be corroborated by observable market data.

Level 3: Unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The carrying value of cash, restricted cash, accounts receivable, amounts receivable from stockholders, seller advances, marketplace payables, accounts payable, and other accruals readily settled in cash approximate fair value because of the short-term nature of the instruments. The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value. The carrying value of the Company’s interest rate swap is its fair value. The fair value of the swap is determined using Level 2 inputs and based on a valuation by a third-party firm.

Customer equity incentives payable for equity incentives earned but not yet fixed as well as the liability related to warrants for the purchase of convertible preferred stock are carried at fair value. In addition, the Company estimated the fair value of the Series E convertible preferred stock issued as consideration for its acquisition of Associated Auction Services, LLC in April 2015 and as part of the Series E convertible preferred stock purchase program following the closing of the acquisition (see Note 3—“Business Combination”).

The valuation analysis of these items estimated the enterprise value of the Company using the income approach, based on discounted cash flows, as of the valuation date, and the market approach, using the market multiple approach. The analysis considered the Company’s historical and prospective financial results as well as then current trends in the capital markets. Key assumptions for the income approach included revenue growth rates and general economic conditions. The discount rate used in the valuation reflected the risks associated with achieving the projected financial results. The market approach included market inputs using comparable companies from a representative peer group selected based on industry and market capitalization data. For the valuation as of June 30, 2016, the market approach included the terms of the letter of intent with Ritchie Bros. Auctioneers Incorporated (“RBA”); for the valuation as of December 31, 2016, the market approach is based on the terms of the merger agreement with RBA (see Note 25—”Merger with Ritchie Bros. Auctioneers Incorporated”).

The values derived by the methodologies above are then analyzed using a probability-weighted expected return method, which estimates equity value based upon an analysis of various future outcomes, such as an initial public offering (“IPO”), merger or sale, and staying private. The enterprise value of the Company is then allocated to the different classes of securities.

18

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allocated value is based upon the probability-weighted present values of expected future investment returns, considering each of the possible outcomes available to the Company, as well as the rights of each security class. The value of each series of warrants is based on the preferred warrant holder maximizing their economic value in each scenario based on their specific rights and preferences by either maintaining their liquidation preference or converting to common stock. The analysis then assumes a cashless exercise and estimates the net value for the warrant holder at the future date. This value is then adjusted to the present value using the same discount rate used in the income approach.

Significant Level 3 inputs include the probabilities associated with the future outcomes, the periods of time a liquidity event will be achieved, revenue growth rates and discount rates consistent with the level of risk and economy in general. Changes in these Level 3 inputs could have a significant impact on the fair value of the resulting fair value measurements.

For the valuation as of December 31, 2015, the aggregate probability of an IPO on that date was 50%, with time to IPO ranging from 6 months to 12 months. The aggregate probability of sale or merger was 30%, with time to transaction ranging from 6 months to 18 months. The probability of staying private was 20%. The revenue growth rates ranged from 12% to 29%. The discount rate used in the valuation was 20%.

For the valuation as of June 30, 2016, the aggregate probability of sale or merger was 60%, with time to transaction ranging from 3 months to 9 months. The aggregate probability of IPO was 30%, with time to IPO ranging from 3 to 12 months. The probability of staying private was 10%. The discount rate used in the valuation was 20%.

For the valuation as of December 31, 2016, the aggregate probability of sale or merger was 90%, with time to transaction ranging from 4 months to 6 months. The aggregate probability of IPO or staying private was 10%. The discount rate used in the valuation was 20%.

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1, Level 2, or Level 3 for any of the periods presented.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred and are classified in general and administrative expenses. Gain contingencies are not reflected in the accounts until realized.

Out-of-period Adjustments

During the fourth quarter of 2015, the Company recorded out-of-period adjustments to increase the fair value of the amortizable intangible assets acquired from Kruse Energy & Equipment Auctioneers, LLC (“Kruse Energy”) relating to a correction of valuation assumptions. The correction of this error resulted in a reclassification of $1.6 million from goodwill to amortizable intangible assets and an increase in amortization expense of $280,000 in the fourth quarter of 2015. The impact of the adjustment is not considered material to any prior or current period consolidated financial statements. As a result, the Company has not restated any prior period amounts.

19

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. Areas of revenue recognition that will be affected include, but are not limited to, transfer of control, variable consideration, allocation of transfer pricing, licenses, time value of money, contract costs and disclosures. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of Effective Date, which defers the effective date of ASU 2014-09 by one year and allows early adoption as of the original effective date of fiscal years and interim reporting periods beginning after December 15, 2016, at which time companies may adopt the new standard update under the full retrospective method or the modified retrospective method. The deferral results in the new revenue standard will become effective for the Company for fiscal years and interim reporting periods beginning after December 15, 2017 and 2018 for public and nonpublic companies, respectively. The Company is currently evaluating the impact that the adoption of ASU 2014-09 will have on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related financial statement note disclosures. The new standard is effective for annual periods ending after December 15, 2016 for both public and nonpublic companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2016 and 2017 for public and nonpublic companies, respectively. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements and related disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. Under ASU No. 2015-16, an acquirer must recognize adjustments to provisional amounts in business combinations that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, including the cumulative effect of the change in provisional amount as if the accounting had been completed at the acquisition date. The adjustments related to previous reporting periods must be disclosed by income statement line item either on the face of the income statement or in the notes. Early adoption is permitted, and the Company elected to early adopt this ASU, effective January 1, 2015. As a result of this early adoption, in connection with the Associated Auction Services, LLC (“Cat Auction Services”) acquisition completed on April 1, 2015, in the fourth quarter of 2015, the Company recorded a decrease to its deferred tax liability, which had been recorded as of the business combination acquisition date, of approximately $1.4 million and a corresponding decrease of $1.4 million to goodwill as a result of new income tax related information obtained. In addition, the Company recorded $1.4 million of income tax expense in the Consolidated Statement of Operations during the fourth quarter of 2015 to adjust the income tax benefit recognized during the second quarter of 2015 related to the Company’s corresponding release of its valuation allowance.

20

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases, which establishes a comprehensive new lease accounting model. The new standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and, (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease term of more than twelve months. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2018. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, the determination of forfeiture rates, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2016 and 2017 for public and nonpublic companies, respectively. Early adoption is permitted and the Company has elected to adopt the provisions effective January 1, 2017. As a result of the adoption, the Company will recognize approximately $3.5 million of deferred tax assets from excess deductions from the exercise of stock options. There will also be a corresponding increase in the Company’s valuation allowance against its deferred tax assets.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 identifies how certain cash receipts and cash payments are presented and classified in the Statement of Cash Flows. The standard is effective for fiscal years and interim periods beginning after December 15, 2017. The standard should be applied retrospectively and early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total amount of cash, cash equivalents and restricted cash. Entities will also be required to reconcile such total to the amounts on the balance sheet and disclose the nature of the restrictions. The effective date coincides with the effective date of ASU 2016-15 State of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, i.e., the standard is effective for fiscal years and interim periods beginning after December 15, 2017. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-04 Intangibles-Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. ASU 2017-04 removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The standard is effective for fiscal years and interim periods beginning after December 15, 2019 and 2021 for public entities that are SEC filers and nonpublic companies, respectively. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

21

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Business Combinations

Cat Auction Services Acquisition

On April 1, 2015, the Company acquired Cat Auction Services, which was owned by Caterpillar Inc. and certain independent Cat dealers, for total consideration of $49.2 million. The transaction was accounted for using the purchase method of accounting, and the purchase consideration included the issuance of 16,206,581 shares of the Company’s Series E convertible preferred stock valued at $48.6 million along with $0.6 million of cash. The acquisition was consummated to increase the Company’s position as a leading comprehensive integrated platform for managing used equipment acquisitions and dispositions.

In the fourth quarter of 2015, the Company finalized the purchase accounting for the acquisition. The Company recorded a decrease to its deferred tax liability, which had been recorded as of the business combination acquisition date, of approximately $1.4 million and a corresponding decrease of $1.4 million to goodwill as a result of new income tax related information obtained.

The following table summarizes the allocation of the consideration paid for Cat Auction Services to the fair value of the net tangible and identifiable intangible assets acquired and recognized at the acquisition date (in thousands):

	Fair Value		Useful life
Tangible net assets and liabilities:
Cash	$8,497
Accounts receivable	2,944
Other current assets	305
Property and equipment	230
Accounts payable	(1,051)
Marketplace payables	(10,385)
Accrued liabilities	(580)
Deferred tax liability	(6,597)
Total net liabilities		$(6,637)
Intangible assets:
Existing technology	1,672		1 year
Customer relationships	17,760		8 years
Trade name	2,460		8 years
Non-compete agreements	1,020		5 years
Total intangible assets		22,912
Goodwill		32,961
Total purchase consideration		$49,236

The fair value attributable to the existing technology of Cat Auction Services’ website was determined using the cost approach, which estimates the costs involved in re-creating the existing site.

The fair value attributable to customer relationships was based on the value attributable to Cat Auction Services’ existing customer relationships, including its dealer network, the relationship to Caterpillar Inc., and its established network of sellers and buyers. The Company valued this customer relationship information using a variation of the income approach known as the multi-period excess earnings method.

22

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value attributable to the agreement to use the Cat Auction Services’ trade name, and the “Caterpillar” and “CAT” marks, was determined using the relief from royalty method, which is a variant of the income approach. This method is based on the assumption that the Company would be required to pay royalty payments to the owner of the trade name if the Company did not otherwise have the right to use the subject asset.

Certain Cat Auction Services employees were subject to non-compete agreements. The fair value of the non-compete agreements was based on a cash flow differential method of the income approach, which measured the difference between cash flows generated with the non-compete agreements in place assuming the lack of competition as compared to the cash flows without the agreements and assumed competition.

The valuation models were based on estimates of future operating projections of the acquired business as well as judgments on the discount rates used and other variables. The Company determined the forecasts based on a number of factors including its best estimate of near-term net sales expectations and long-term projections, which include review of internal and independent market analyses. The discount rate used was representative of the weighted-average cost of capital.

The residual amount of $33.0 million was assigned to goodwill. Goodwill reflects the value of the expected synergies of the Cat Auction Services operations with the Company’s marketplace.

The acquisition of Cat Auction Services was completed in a tax-free transaction for U.S. income tax purposes. Accordingly, the amount of goodwill and other acquired identifiable intangible assets above any historical tax basis is not amortizable for U.S. income tax purposes.

In connection with the Cat Auction Services acquisition, the Company entered into several agreements with Caterpillar Inc., and certain independent Cat dealers. The acquisition agreement with Cat Auction Services contained incentive-based elements and standard contracting terms that were made available to Caterpillar Inc. and its operating subsidiaries and current and future Cat dealers worldwide. These elements include: (1) an opportunity to earn Company common stock through selling equipment, measured in gross merchandise volume (GMV), in the Company’s marketplace (the “Earnout”); (2) a Series E convertible preferred stock purchase program; (3) and negotiated master contract terms for marketplace sales by these parties.

Earnout

The acquisition agreement contains a provision whereby the Earnout is payable to Caterpillar Inc. together with its operating subsidiaries, (“Caterpillar”), and certain independent Cat dealers, through their respective representatives, in exchange for specified levels of GMV sold in the Company’s marketplace. Specifically, for each $1.0 million of GMV generated in the Company’s marketplace that is attributable to these parties in a single Earnout period (prorated for amounts less than $1.0 million), a number of shares of the Company’s common stock, as determined by a formula based on the period-ending level of common stock equivalents and certain awards outstanding, will be issued to them. The applicable Earnout periods include GMV from Caterpillar and certain independent Cat dealers from: (1) February 1, 2015 through December 31, 2015, (2) January 1, 2016 through June 30, 2016, and (3) July 1, 2016 through December 31, 2016. The shares earned in a given Earnout period are issued following the close of such Earnout period. There are maximum amounts that can be earned in a single period, and any shortfall on earned shares from the maximum can roll over and increase the maximum in subsequent periods. In the event of the completion of an IPO or acquisition of the Company prior to December 31, 2016, if at least 50% of the applicable maximum amount had been earned in a prior period as of the time of the IPO or acquisition of the Company, the remaining maximum amount of such prior period and any other prior period in which 50% of the maximum amount had been earned plus the maximum amount of the current period and any subsequent period become payable in full. No such event occurred prior to December 31, 2016.

23

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Earnout is not earned solely by former owners of Cat Auction Services, but may also be earned by a broader group of certain independent Cat dealers. Accordingly, the Earnout has not been accounted for as an element of contingent consideration to be paid for the purchase of Cat Auction Services. The Company accounts for the Earnout as equity consideration provided by a vendor to a customer as incentive to use the Company’s marketplace. The Company has reduced its revenue for the fair value of the equity instruments earned in each reporting period, which is included in customer equity incentives in the Consolidated Statement of Operations. The initial measurement date for the fair value of the stock earned is the date at which the eligible item is sold in the marketplace event and revenue is recognized related to the GMV provided. This amount is based on estimates that include the fair value of the Company’s shares and an estimate of the equity base at the end of the applicable Earnout period that would apply to determine the number of shares earned per $1.0 million of GMV.

For the first Earnout period, which ended on December 31, 2015, 2,741,258 shares of the Company’s common stock were earned by Caterpillar and certain independent Cat dealers. Prior to the end of the applicable earnout period, the value of the shares earned but not yet issued are shown on the Consolidated Balance Sheets as customer equity incentives payable within current liabilities. As discussed in Note 2—“Summary of Significant Accounting Policies—Fair Value of Financial Instruments,” the customer equity incentives payable is carried at its fair value and changes in the fair value during the Earnout period, if any, are included in customer equity incentives in the Consolidated Statement of Operations. At the end of the applicable Earnout period, the value of the shares earned is fixed, and the value of shares earned but not yet issued is shown as unissued customer equity incentive shares within stockholders’ deficit on the Consolidated Balance Sheets. For the second earnout period, which ended on June 30, 2016, 2,367,044 shares were earned and issued on August 12, 2016. For the third and final earnout period that ended December 31, 2016, 1,359,393 were earned by Caterpillar and certain independent Cat dealers. These shares were issued on March 28, 2017.

The following table presents the activity for the customer equity incentives payable as of December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2016	2015

Balance, beginning of year	$—	$—
Customer equity incentives payable earned included in customer equity incentives	17,320	7,270
Revaluation of customer equity incentives payable included in customer equity incentives	2,858	2,048
Reclassification to unissued customer equity incentive shares	(20,178)	(9,318)
Balance, end of year	$—	$—

24

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock purchase program

The Cat Auction Services acquisition agreement provided that Caterpillar and certain eligible independent Cat dealers could purchase shares of Series E convertible preferred stock of the Company following the closing of the Cat Auction Services acquisition agreement. Independent Cat dealers were eligible to purchase up to 10,000,000 shares of Series E convertible preferred stock of the Company at a discount to the then current fair market value from April 1, 2015 through April 1, 2016. Caterpillar and certain independent Cat dealers were also eligible to purchase up to an additional 10,000,000 shares of Series E convertible preferred stock of the Company at the then-current fair market value from April 1, 2015 through October 1, 2016. This purchase right terminated upon the earlier of a specified date or certain events associated with an IPO or change in control transaction after notification is provided 30 days in advance of such termination. On July 1, 2016, the Company gave notice that this purchase right would terminate on July 31, 2016.

From April 1, 2015 through December 31, 2015, 5,215,800 shares of Series E convertible preferred stock were purchased under this program, resulting in $13.2 million of proceeds to the Company. The associated discount on those shares totaled $3.4 million for the year ended December 31, 2015. In the year ended December 31, 2016, 1,009,017 shares of Series E convertible preferred stock were purchased under these programs, resulting in $4.8 million of proceeds to the Company and an associated discount on those shares of $0.7 million for the year ended December 31, 2016, respectively. The Company accounts for the value of the discount as equity consideration provided by a vendor to a customer, which is included in customer equity incentives in the Consolidated Statement of Operations. The measurement of the discount is based on the fair value of the shares compared to the purchase price at the time the shares were issued.

Standard contract terms

The Cat Auction Services acquisition agreement provided negotiated master contractual terms for independent Cat dealers who invested through the stock purchase program or who were former owners of Cat Auction Services or stockholders of IronPlanet, Inc. These terms include a fixed straight commission and listing fee rates in addition to the provision of certain marketplace data.

25

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Geographic Information

The Company's geographic information as determined by the revenue and location was as follows (in thousands):

	Year Ended December 31,
	2016	2015

Gross revenue
United States	$122,119	$96,530
All other	8,598	6,893
Total gross revenue	$130,717	$103,423
Customer equity incentives
United States	$17,221	$11,597
All other	3,657	1,155
Total customer equity incentives	$20,878	$12,752
Total revenue
United States	$104,898	$84,933
All other	4,941	5,738
Total revenue	$109,839	$90,671

	December 31,
	2016	2015

Long-lived assets
United States	$88,814	$93,550
All other	160	97
Total long-lived assets	$88,974	$93,647

Revenue is generally attributed to the legal entity running the marketplace event, which may differ from the individual seller’s or buyer’s location. Long-lived assets include property and equipment, goodwill, and intangible assets.

26

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Gross Revenue

Gross revenue consisted of the following (in thousands):

	Year Ended December 31,
	2016	2015

Marketplace revenue	$125,483	$100,210
Services and other revenue	5,234	3,213
Gross revenue	$130,717	$103,423

Net fee revenue on inventory sales included in marketplace revenue was as follows:

	Year Ended December 31,
	2016	2015

Sale proceeds	$101,140	$104,762
Cost of purchased equipment	91,803	94,022
Net fee revenue	$9,337	$10,740

6.	Interest Expense and Other (Expense) Income, Net

The components of interest expense were as follows (in thousands):

	Year Ended December 31,
	2016	2015

Coupon interest	$1,832	$3,344
Amortization of debt discount	0	1,355
Amortization of debt issuance costs	358	318
Interest Expense from Interest Rate Swap	118	0
Total interest expense	$2,308	$5,017

27

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other (expense) income, net included the following (in thousands):

	Year Ended December 31,
	2016	2015

Warrant revaluation	$(3,153)	$(542)
Litigation settlement	—	900
Interest income	—	69
(Write-down)/recovery of cost method investment	63	(336)
Other	(38)	(20)
Other (expense) income, net	$(3,052)	$71

7.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2016	2015

Value-added tax receivables	$2,206	$1,388
Prepaid expenses	1,571	2,008
Deferred offering costs	—	690
Investment in Mascus	—	1,349
Mascus sales proceeds in escrow	160	—
Other	55	—
Total prepaid expenses and other current assets	$3,992	$5,435

Value-added tax (“VAT”) receivables consist of amounts due from local country tax authorities and primarily arise in situations where buyers are exempt from paying VAT. In these situations, the Company first remits VAT to its sellers and subsequently files tax returns to claim refunds for the amounts remitted. Refunds are received as the tax returns and related claims are filed and accepted by the respective local tax authority.

Deferred offering costs consist primarily of legal, printer, accounting fees and other fees related to the Company’s previously proposed IPO. The Company wrote off the previously recognized deferred offering costs during 2016 as it is no longer seeking such a liquidity event. Selling and administrative expense includes the write-off of $4.4 million of deferred offering costs, which includes approximately $690,000 of deferred offering costs at December 31, 2015 as well as the deferred offering costs capitalized in 2016.

28

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s cost method investment includes a minority interest in Mascus International Holding B.V. (“Mascus”). In 2015, Mascus’ other shareholders began negotiations for the sale of Mascus, which was subsequently completed in the first quarter of 2016. The Company reclassified its cost method investment in Mascus from deposits and other assets to prepaid expenses and other current assets in anticipation of its sale after December 31, 2015 and reduced its carrying value to the expected net realizable value. As the Company’s portion of the sale proceeds, which is considered to be the fair value of the investment, for Mascus was less than carrying value of the investment, the Company recorded an impairment charge of approximately €307,900 ($336,000) during the year ended December 31, 2015. The Company sold its investment in Mascus International Holding BV (“Mascus”) at its carrying value, receiving proceeds of €1.0 million ($1.2 million) with the balance of approximately €152,000 ($160,000) placed in escrow. The funds in escrow will be released in 2017.

8.	Property and Equipment, Net

Property and equipment, which includes software developed for internal use, consisted of the following (in thousands):

	December 31,
	2016	2015

Website application and infrastructure cost	$6,585	$6,422
Computer equipment and software	6,754	4,546
Furniture and fixtures	1,641	1,278
Leasehold improvements	143	153
Vehicles	1,243	749
Land	371	371
Total property and equipment	16,739	13,519
Accumulated depreciation	(10,378)	(8,169)
Total property and equipment, net	$6,359	$5,350

Depreciation and amortization expense relating to property and equipment was $2.4 million and $2.0 million for the years ended December 31, 2016 and 2015, respectively.

29

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Deposits and Other Assets

Deposits and other assets consisted of the following (in thousands):

	December 31,
	2016	2015

Long-term VAT receivable	$—	$3,971
Deposits	696	809
Interest rate swap	25	11
Notes receivable	35	59
Total deposits and other assets	$756	$4,850

The long-term VAT receivable for the year ended December 31, 2015 relates to tax returns and related claims with the tax authorities of Italy. These receivables were considered long-term due to the lengthy process associated with filing and acceptance of the returns prior to refund by the tax authorities of Italy, including providing a bank or insurance guarantee in the amount of the VAT refund plus interest. The Company has been working with the Italian authorities and has collected a significant portion of the long-term and short-term VAT receivables during 2016.The remaining VAT receivable from Italy is expected to be received in 2017 and has been reclassified to prepaid expenses and other assets.

10.	Goodwill and Intangible Assets

The following table provides a summary of the changes in the carrying amount of the Company’s goodwill (in thousands):

Balance at December 31, 2014	$23,697
Kruse Energy out-of-period adjustment	(1,640)
Cat Auction Services acquisition	32,961
Balance at December 31, 2015	$55,018
2016 Activity	—
Balance at December 31, 2016	$55,018

30

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the components of intangible assets, net as of December 31, 2016 (in thousands):

	Cost	Accumulated Amortization	Carrying value

Customer relationships	$31,230	$8,171	$23,059
Existing technology	2,312	2,163	149
Trade name	4,820	1,346	3,474
Non-compete agreements	1,730	815	915
Total intangible assets, net	$40,092	$12,495	$27,597

The following table presents the components of intangible assets, net as of December 31, 2015 (in thousands):

	Cost	Accumulated Amortization	Carrying value

Customer relationships	$31,230	$4,039	$27,191
Existing technology	2,312	1,617	695
Trade name	4,820	692	4,128
Non-compete agreements	1,730	465	1,265
Total intangible assets, net	$40,092	$6,813	$33,279

Amortization expense was $5.7 million and $6.0 million for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, the weighted-average remaining amortization period of the Company’s intangible assets was 5.3 years.

The estimated aggregate amortization expense for each of the five succeeding years and thereafter is as follows (in thousands):

2017	$5,256
2018	5,098
2019	4,956
2020	4,803
2021	4,324
Thereafter	3,160
Total	$27,597

31

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Accrued Liabilities

The following table presents the components of accrued liabilities (in thousands):

	December 31,
	2016	2015

Payroll and related	$4,874	$5,147
Sales and other taxes	1,635	3,009
Accrued professional expenses	1,706	1,246
Auction guarantees	304	832
Disputes allowance	124	126
All other	3,934	3,242
Total accrued liabilities	$12,577	$13,602

12.	Debt

Prior Facilities

On October 31, 2014, the Company entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. which provided the Company with a term loan (the “2014 Term Loan”) in the amount of up to $37.5 million at a floating interest rate equal to the greater of (1) the prime rate as reported in the Wall Street Journal plus 6.2% and (2) 9.45% per annum. The maturity date of the term loan was November 1, 2017. The 2014 Term Loan also required an end of term fee. The end of term fee was originally $3.7 million but was reduced to $3.5 million when the Company successfully completed raising equity in 2014. The end of term fee was recognized as a discount to the full amount to be repaid and amortized over the life of the loan using the effective interest rate method.

In connection with the 2014 Term Loan, the Company issued freestanding warrants to the lender to purchase 1,155,822 shares of Series D convertible preferred stock. Proceeds from the debt issuance were first allocated to the warrants based on their then fair value of approximately $1.4 million and then the residual amount was allocated to the debt. The allocation of proceeds to the warrant also created a discount in the associated debt, which was recognized using the effective interest rate method over the life of the debt. The Company incurred debt issuance costs of approximately $0.6 million, which were also recognized using the effective interest rate method.

32

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 2014 Term Loan contained certain customary representations and warranties, covenants, and events of default, including a prohibition on dividends with respect to the convertible preferred stock. Financial covenants included minimum forecasted EBITDA, minimum forecasted revenue, capital expenditure limitations, seller advances and notes receivable limitations, minimum operating cash levels, indebtedness limitations, and the preparation of associated compliance certificates. Borrowings under the 2014 Term Loan were secured by receivables, equipment, fixtures, general intangibles, inventory, investment property, deposit accounts, cash, and goods. The 2014 Term Loan also allowed for prepayment of the loan and security agreement, subject to a prepayment fee.

2015 Facility

On September 16, 2015 the Company repaid the 2014 Term Loan with the proceeds of a new credit facility (the “2015 Credit Facility”). The Company recorded a loss of $4.8 million on the early extinguishment of the 2014 Term Loan, which included the write-off of the unamortized debt discount and issuance costs, as well as a prepayment fee of $1.1 million.

The 2015 Credit Facility is a bank syndicated senior secured credit facility with SunTrust Bank as administrative agent for itself and the other lenders consisting of a $15.0 million revolving credit facility and a $40.0 million term loan (the “2015 Term Loan”). This new facility reduces the Company’s borrowing costs and extends the maturity of its principal bank credit facility to September 16, 2020. The debt is recorded net of deferred debt issuance costs of approximately $1.5 million, which are being amortized using the effective interest rate method. As of December 31, 2016, there were $37.0 million of term loans outstanding and no borrowings under the revolving credit facility. The weighted-average interest rate of debt outstanding as of December 31, 2016 and 2015 was 5.94% and 5.80%, respectively, on a quarterly annual equivalent basis.

The Company also entered into automobile loans during 2014 and 2015. Such loans were repaid in 2016.

The components of the carrying value of debt as of December 31, 2016 are as follows (in thousands):

	Current portion	Long-term debt	Total

2015 Credit Facility	$4,000	$33,000	$37,000
Other	—	—	—
Less: unamortized debt issuance costs	28	992	1,020
Net carrying value of debt	$3,972	$32,008	$35,980

33

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the components of the carrying value of debt as of December 31, 2015 (in thousands):

	Current portion	Long-term debt	Total

2015 Credit Facility	$2,500	$37,000	$39,500
Other	93	136	229
Less: unamortized debt issuance costs	20	1,358	1,378
Net carrying value of debt	$2,573	$35,778	$38,351

The 2015 Credit Facility is secured by domestic receivables, domestic inventories, certain domestic equipment, general intangibles, 100% of the stock in domestic subsidiaries, and 65% of the stock of certain foreign subsidiaries and other assets. Borrowings under the 2015 Credit Facility bear interest at an index based on LIBOR or, at the option of the Company, the base rate (the “Base Rate”) which is generally the agent’s prime interest rate plus an incremental borrowing spread. The incremental borrowing spread is determined by the Company’s leverage ratio and ranges from 3.5% to 4.0% for LIBOR-based loans and 2.5% to 3.0% for Base Rate loans. The borrowing spread over LIBOR was set at 3.75% and 4.0% as of December 31, 2016 and December 31, 2015, respectively. The commitment fee was set at 0.375% and 0.50% as of December 31, 2016 and December 31, 2015, respectively.

The 2015 Credit Facility contains customary covenants restricting the Company’s activities, including limitations on the Company’s ability to sell assets, engage in mergers and acquisitions, enter into operating leases or capital leases, enter into transactions involving related parties, obtain derivatives or letters of credit, incur indebtedness or grant liens or negative pledges on its assets, make loans or make other investments. Under these covenants, the Company is prohibited from paying dividends with respect to its capital stock.

The 2015 Credit Facility also contains financial covenants that the Company must satisfy on an ongoing basis, including maximum leverage ratios and minimum coverage ratios. The permitted maximum leverage ratio declines over time and is 3.00 as of December 31, 2016, declining to 2.50 as of December 31, 2017. The fixed charge coverage ratio is set at 1.25 over the life of the facility. The facility may be prepaid in whole or in part without penalty.

The Company was in compliance with all covenants as of December 31, 2016. As of March 20, 2017, the Company amended the 2015 Credit Facility to increase the leverage ratio to 3.75 from 3.00 for the quarter ending March 31, 2017 and to 3.25 from 2.75 for the quarter ending June 30, 2017. Additionally, expenses incurred related to the merger with RBA will be excluded from covenant calculations through June 30, 2017 (see Note 25 “Merger with Ritchie Bros. Auctioneers Incorporated” and Note 26 “Subsequent Events”).

The 2015 Term Loan amortizes in equal quarterly installments based on an annual amortization rate of 5.0%, 10.0%, 10.0%, 12.5%, and 15.0% beginning in 2015, with the balance payable on the maturity date thereof. In addition, borrowing under the 2015 Term Loan is required to be repaid with certain mandatory cash flows. These additional payments from mandatory cash flows include excess cash flows, as defined and subject to certain exclusions, as well as net cash proceeds from all non-ordinary course asset sales or other dispositions of property, subject to exceptions for reinvestment. The Company does not expect to be required to make any additional payments in 2017.

34

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below shows the scheduled amortization of the 2015 Term Loan (in thousands):

2017	$4,000
2018	4,250
2019	5,250
2020	23,500
Total	$37,000

13.	Interest Rate Swap

The Company entered into an interest rate swap in November 2015 to manage interest rate risk exposure on its floating rate debt. The interest rate swap agreement utilized by the Company effectively modifies a portion of the Company’s exposure to interest rate risk by converting the Company’s floating-rate debt exposure to a fixed-rate basis, thus reducing the impact of interest-rate changes on future interest expense and cash flows. The effective date of the swap was December 31, 2015 with a termination date of September 30, 2018. The initial notional principal on the swap is $19.75 million, which was half of the then outstanding principal on the 2015 Term Loan. The swap amortizes by $250,000 for each of the first three quarters and by $0.5 million thereafter. The Company pays a fixed rate of 1.277% on the notional amount, calculated on an actual/360 day count basis, on the last day of every quarter commencing March 31, 2016 up to and including September 30, 2018, in exchange for receiving an interest rate equal to the 3-month-LIBOR for the same period. Amounts are settled on a net basis.

As of December 31, 2016, the fair value of the swap was approximately $25,000, which is included in deposits and other assets, none of which is expected to be reclassified into earnings over the next twelve-month period.

14.	Income Taxes

The following table presents the components of loss before taxes (in thousands):

	December 31,
	2016	2015

Domestic	$(18,401)	$(16,180)
Foreign	(6,806)	(3,459)
	$(25,207)	$(19,639)

35

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the income tax provision (benefit) were as follows for the period presented (in thousands):

	December 31,
	2016	2015

Current:
Federal	$—	$14
State	112	76
Foreign	—	—
	112	90

Deferred:
Federal	636	(6,168)
State	35	(192)
Foreign	—	—
	671	(6,360)
Total income tax provision (benefit)	$783	$(6,270)

The income tax provision (benefit) differs from the amount of income taxes determined by applying the U.S. statutory federal income tax rate as follows (in thousands):

	December 31,
	2016	2015

Tax benefit at federal statutory rate	$(8,824)	$(6,874)
State tax, net of federal benefit	(181)	(231)
Non-deductible IPO abandonment costs	1,519	—
Non-deductible stock-based compensation	486	420
Non-deductible meals and entertainment	375	326
Other permanent differences	31	328
Foreign losses	1,038	616
NOL expiration	—	97
Change in valuation allowance	6,667	(1,155)
True-up adjustments	(328)	203
Income tax provision	$783	$(6,270)

36

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2016	2015

Deferred tax assets:
Net operating loss carryforwards	$12,838	$11,005
Foreign net operating loss carryforwards	5,064	3,516
Tax credit carryforwards	1,554	1,403
Accruals and reserves	2,716	1,539
Stock compensation expense	1,620	1,314
Basis difference in fixed assets	21	—
Total gross deferred tax assets	23,813	18,777
Valuation allowance	(19,983)	(13,138)
Net deferred tax assets	3,830	5,639
Deferred tax liabilities:
Basis difference in fixed assets	—	283
Basis difference in intangible assets	3,279	4,798
Basis difference in goodwill	1,439	775
Deferred tax liabilities	4,718	5,856
Deferred tax assets (liabilities)	$(888)	$(217)

Realization of the deferred tax assets is dependent upon future taxable income during the periods in which temporary differences become deductible. A valuation allowance is recognized if, based on the weight of available evidence, both positive and negative, it is more likely than not that some portion, or all, of net deferred tax assets will not be realized. Management considers the history of losses in all country taxing jurisdictions in recent years to be strong negative evidence that deferred tax assets will not be more likely than not to be realized. This evidence is not outweighed by its long-term future projections of income. Management has considered the estimated timing for the reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment.

As of December 31, 2016 and 2015, based on the available objective evidence, it was more likely than not that the Company’s domestic and foreign deferred tax assets, with the exception of a state tax carryforward, will not be realized. Accordingly, the Company has provided a valuation allowance against its domestic and foreign deferred tax assets which are not more likely than not to be realized.

In connection with the acquisition of Cat Auction Services, the Company recorded a $6.6 million deferred tax liability, which resulted in an offsetting reduction in the Company’s valuation allowance. In the fourth quarter of 2015, the Company recorded a decrease of $1.4 million to its originally reported deferred tax liability of $8.0 million, which had been recorded as of the business combination acquisition date, and a corresponding decrease of $1.4 million to goodwill as a result of new income tax-related information obtained.

37

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 the Company had a deferred tax liability relating to the tax amortization of goodwill that is in excess of deferred tax assets from tax credits. Accordingly, there is a net deferred liability from indefinite-lived intangibles, which is not viewed as a source of future taxable income for purposes of valuation allowance considerations. The Company has recorded deferred tax expense of $0.7 million and $0.2 million, respectively, related to the amortization of indefinite-lived intangibles for the years ended December 31, 2016 and 2015.

As of December 31, 2016, the Company had U.S. federal net operating loss carryforwards of $37.7 million and California state net operating loss carryforwards of $8.9 million. The U.S. federal and California state net operating loss carryforwards will expire in varying amounts starting in 2023 and 2030 respectively. Deferred tax assets for net operating loss carryforwards at December 31, 2016 exclude $3.5 million of excess deductions from the exercise of stock options which have not been recognized. The excess deductions will be included in deferred tax assets upon the adoption of ASU 2016-09 effective January 1, 2017. In addition, as of December 31, 2016, the Company had approximately $1.0 million of U.S. federal and $0.5 million of California state research credits available for carryforward on tax returns as filed. $0.8 million of U.S. federal and $0.4 million of California state research credits are included as temporary deferred items within deferred taxes, prior to valuation allowance. The U.S. federal credit carryforwards will begin to expire in 2021. California state tax credit carryforwards have no expiration dates.

As of December 31, 2016, the Company had foreign net operating losses of $34.1 million. Some of the foreign net operating losses will expire starting in 2033. Cash held by the Company’s foreign operations was $10.4 million as of December 31, 2016. The Company’s non-U.S. subsidiaries do not have cumulative earnings and profits that would be subject to U.S. taxation if funds were remitted.

The Company applies guidance for uncertainty in income taxes that requires the application of a more likely than not threshold to the recognition and de-recognition of uncertain tax positions. If the recognition threshold is met, this guidance permits the Company to recognize a tax benefit measured at the largest amount of the tax benefit that, in management’s judgment, is more likely than not to be realized upon settlement.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits (without related interest expense) was as follows (in thousands):

Balance at January 1, 2015	$319
Additions for tax positions for the current year	—
Balance at December 31, 2015	319
Additions for tax positions for the current year	39
Balance at December 31, 2016	$358

38

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management is not aware of any events that make it reasonably possible that there would be a significant change in the reported unrecognized tax benefits during the next 12 month period subsequent to December 31, 2016. As of December 31, 2016, none of the $0.4 million of unrecognized tax benefit, if recognized, would impact income tax expense and effective tax rate given the valuation allowance position.

As of December 31, 2016 and 2015, unrecognized tax benefits are related to research and development tax credits and are reported as a reduction of gross deferred tax assets. The Company’s policy is to classify interest accrued or penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2016 and 2015, the Company has accrued interest associated with unrecognized tax benefits of $5,283 and $4,456, respectively.

In the normal course of business, the Company is subject to audit by U.S. Federal and various state taxing authorities and by the taxing authorities in various foreign jurisdictions. As of December 31, 2016, the Company’s filed U.S. federal returns are open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2011 through December 31, 2015. The Company’s California state returns are open to audit as of December 31, 2016 under the statute of limitations for the years ending December 31, 2010 through 2015. In addition, all years for which there are unutilized net operating losses and tax credit carryovers are open to audit to the extent of the carryforward amounts. As of December 31, 2016, the Company’s foreign tax returns are open to audit under the statute of limitations for the years ending December 31, 2010 through December 31, 2015.

15.	Recapitalization and Reorganization

In April 2015, the Company completed the Reorganization in connection with its acquisition of Cat Auction Services. Each share of each class of IronPlanet, Inc. stock issued and outstanding immediately prior to the Reorganization, as well as outstanding warrants and options, automatically converted into an equivalent corresponding equity security of IronPlanet Holdings, Inc. upon the closing of the Cat Auction Services acquisition, and IronPlanet, Inc.’s stockholders immediately prior to the Reorganization became stockholders of IronPlanet Holdings, Inc. See Note 3—“Business Combinations,” for further discussion regarding the Cat Auction Services acquisition.

39

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	Convertible Preferred Stock and Warrants

Convertible Preferred Stock

The Company’s convertible preferred stock at December 31, 2016 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference

Series A	16,746,220	16,746,220	$7,936	$10,969
Series A-1	5,004,988	5,000,900	3,061	2,501
Series B	12,395,329	12,395,329	37,323	37,186
Series C	1,533,333	900,000	3,946	4,000
Series D	10,590,751	9,434,929	20,572	20,662
Series E	40,000,000	22,431,398	70,686	38,219
Total	86,270,621	66,908,776	$143,524	$113,537

The Company’s convertible preferred stock at December 31, 2015 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference

Series A	16,746,220	16,746,220	$7,936	$10,969
Series A-1	5,004,988	5,000,900	3,061	2,501
Series B	12,395,329	12,395,329	37,323	37,186
Series C	1,533,333	900,000	3,946	4,000
Series D	10,590,751	9,434,929	20,572	20,662
Series E	40,000,000	21,422,381	65,196	33,402
Total	86,270,621	65,899,759	$138,034	$108,720

During 2016, the Company issued 1,009,017 shares of Series E convertible preferred stock to certain independent Cat dealers who exercised their rights to purchase shares of Series E convertible preferred stock pursuant to the purchase right described in Note 3—“Business Combination,” resulting in $4.8 million of proceeds to the Company and an associated discount on those shares of $0.7 million. The share purchase program was terminated on July 31, 2016.

Under the Company’s Certificate of Incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

40

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends

Series D and Series E preferred stockholders are entitled to noncumulative dividends prior to any dividend on the Series A, Series A-1, Series B, and Series C preferred stock or common stock. The Series D preferred stockholders are entitled to noncumulative dividends of $0.18 per share and the Series E preferred stockholders are entitled to noncumulative dividends of 8% of the original per share purchase price. The Series A, Series B, and Series C preferred stockholders are entitled to noncumulative dividends of $0.05, $0.24 and $0.32 per share, respectively, prior to any dividend on the Series A-1 preferred stock or common stock. Series A-1 preferred stockholders are entitled to receive noncumulative dividends of $0.04 per share. Additionally, each series of preferred stock entitles holders to participate in any dividends paid to common shareholders.

Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends were declared during any of the periods presented.

Conversion

Each share of convertible preferred stock is, at the option of the holder, convertible into one share of common stock. The outstanding shares of convertible preferred stock automatically convert into shares of common stock on the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, in which the Company receives at least $20.0 million in net proceeds and the offering price per share is at least $6.00, as adjusted for stock splits, dividends, reclassification and the like, or upon written consent of holders of a majority of the convertible preferred stock.

Liquidation Preference

Series D and Series E have preference upon liquidation. Series D preferred stockholders are entitled to receive an amount per share of $2.19 plus any declared but unpaid dividends. Series E preferred stockholders are entitled to receive the original amount paid per share plus any declared and unpaid dividends. As of December 31, 2016, Series E preferred stockholders have a weighted-average liquidation preference of $1.70 per share.

After the distribution to Series D and Series E stockholders, if any assets remain in the Company, Series A, Series B and Series C preferred stockholders are entitled to receive, upon liquidation, an amount per share of $0.655, $3.00, and the amount paid per share, respectively, at an equal rate, plus any declared and unpaid dividends. As of December 31, 2016, Series C preferred stockholders have been paid an average of $4.44 per share.

After the distribution to Series A, Series B, Series C, and Series D preferred stockholders, Series A-1 preferred stockholders are entitled to receive an amount equal to $0.50 per share, plus any declared but unpaid dividends. Thereafter, any remaining assets shall be distributed pro rata to the common stockholders.

Voting

Each holder of Series A, Series B, Series C, Series D, and Series E convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred shares are convertible and have voting rights and powers equal to the voting rights and powers of the common stock. The holders of Series A-1 convertible preferred stock do not have voting rights. So long as at least 500,000 shares of Series D remain outstanding, as adjusted for stock splits, dividends, reclassification and the like, the holders of Series D convertible preferred stock, voting as a separate class, are entitled to elect one member of the Company’s Board of Directors. So long as at least 500,000 shares of Series E remain outstanding, as adjusted for stock splits, dividends, reclassification and the like, the holders of Series E convertible preferred stock, voting as a separate class, are entitled to elect two members of the Board of Directors. The remaining board of director members are elected by the holders of the voting preferred (on an as converted basis) and the voting common stock, voting together as a single class.

41

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

In April 2000, the Company entered into an agreement with a leasing company for computer and office equipment. In connection with this lease arrangement, the Company issued a warrant to purchase 21,887 shares of Series A convertible preferred stock at an exercise price of $1.828 per share. This warrant is exercisable at any time until expiration five years from the effective date of the Company’s initial public offering. These warrants were outstanding as of December 31, 2016.

In August 2008, the Company issued two separate warrants exercisable for Series C convertible preferred stock in connection with the sale of 250,000 shares of Series C convertible preferred stock. Each warrant provides for the issuance of 250,000 shares of Series C convertible preferred stock at an exercise price of $4.00 per share that became exercisable when certain sales-based goals were achieved in January 2009 and January 2010. These warrants expired on December 31, 2015.

In connection with a 2013 financing, the Company issued a warrant to purchase 133,333 shares of Series C convertible preferred stock of the Company at a purchase price of $4.50 per share exercisable at any time until the earlier of 1) an IPO and 2) expiration date of September 24, 2023. These warrants were outstanding as of December 31, 2016. Upon the completion of an IPO with an offering price in excess of $4.50, the warrant is automatically net exercised; the warrant will expire unexercised upon the completion of a public offering of $4.50 or less.

In connection with the 2014 Term Loan, the Company issued to the lender warrants to purchase 1,155,822 shares of Series D convertible preferred stock at $2.19 a share. The warrants are exercisable for a period of ten years ending October 31, 2024. These warrants were outstanding as of December 31, 2016.

A summary of warrant share activity follows:

	Series A	Series C	Series D	Total

Balance at December 31, 2014	21,887	633,333	1,155,822	1,811,042
Expirations	—	(500,000)	—	(500,000)
Exercises	—	—	—	—
Balance at December 31, 2015	21,887	133,333	1,155,822	1,311,042

There has been no change in the number of outstanding warrants since December 31, 2015.

42

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The change in the value of the warrant liability is summarized below (in thousands):

	Series A	Series C	Series D	Total

Balance at December 31, 2014	$30	$213	$1,387	$1,630
Expirations	—	(150)	—	(150)
Change in fair value	15	(16)	693	692
Balance at December 31, 2015	45	47	2,080	2,172
Expirations	—	—	—	—
Change in fair value	55	266	2,832	3,153
Balance at December 31, 2016	$100	$313	$4,912	$5,325

The Company will continue to adjust the liability for changes in fair value so long as the warrants are outstanding. See Note 2—”Summary of Significant Accounting Policies—Fair Value of Financial Instruments” for a discussion of the determination of the fair value of the warrants.

17.	Common Stock

Holders of the Company’s common stock cannot transfer their shares without the Company’s consent, and the Company has the right of first refusal. These transfer restrictions terminate upon (1) the first sale of common stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, or (2) any transfer or conversion made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation.

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IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2016 and 2015, the Company had reserved shares of common stock for future issuance as follows:

	December 31,
	2016	2015

Options outstanding under the 1999 Stock Plan	9,548,736	10,392,353
Options outstanding under the 2015 Stock Plan	5,955,311	1,535,000
Shares available for future option grants under the 2015 Stock Plan	429,518	2,205,326
Convertible preferred stock	66,908,776	65,899,759
Convertible preferred stock warrants	1,311,042	1,311,042
Total	84,153,383	81,343,480

18.	Stock Option Plans

Pursuant to the Company’s 1999 Stock Incentive Plan (the “1999 Plan”), options and restricted stock may be granted to employees, directors and consultants of the Company. Options granted under the 1999 Plan may either be incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). The ISOs may be granted at a price per share not less than 100% of the fair market value at the date of the grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. If at any time, the Company grants an option and the optionee directly or by attribution owns stock comprising more than 10% of the total combined voting power of all classes of stock of the Company, the optionee price shall be at least 100% of the fair value at that date. Options and unvested shares of restricted stock awards generally vest and become exercisable over a period of two to four years, with a maximum term of 10 years. The 1999 Plan also allows the Company to award stock purchase rights to employees, officers, directors and consultants. The purchase of shares under the 1999 Plan may be in combination or entirely in the form of cash, a promissory note, or cancellation of indebtedness.

In April 2015, the Board of Directors and stockholders approved the 2015 Equity Incentive plan (the “2015 Stock Plan”), effective April 22, 2015, covering options and restricted stock that may be granted to employees, directors and consultants of the Company. The ISOs and NSOs may be granted at a price per share not less than 100% of the fair market value at the date of the grant. If at any time, the Company grants an option and the optionee directly or by attribution owns stock comprising more than 10% of the total combined voting power of all classes of stock of the Company, the optionee price shall be at least 110% of the fair value at that date. Employee stock options generally vest 25% upon one year of continued service to the Company, with the remainder in monthly increments over three additional years, with a maximum term of 10 years. Options expire no more than 10 years after the date of grant. Any options under the 2015 Stock Plan that expire or otherwise terminate will revert to the 2015 Stock Plan and again become available for issuance. The 2015 Stock Plan also provides for the granting of restricted stock.

44

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to shares authorized under the 2015 Stock Plan, the total number of shares that may be issued under the 2015 Stock Plan at December 31, 2016 includes any shares subject to awards outstanding as of April 1, 2015 under the IronPlanet, Inc. 1999 (the “Prior Plan”) that expire or otherwise terminate without having been exercised in full and shares issued by the Company. As of December 31, 2016, the number of shares granted and available for future grants under the 2015 Stock Plan totaled 6,384,829.

Compensation Awards

Activity under the Company’s stock option plans is set forth below:

		Options Outstanding
	Options Available for Grant	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
					(in thousands)
Balances at December 31, 2014	2,626,938	9,237,461	2.35	6.7	$3,124
Options authorized	2,835,236	—	—
Options granted	(3,955,000)	3,955,000	2.20
Options exercised	—	(562,456)	2.28		$307
Options forfeited	523,090	(523,090)	2.56
Options expired	179,562	(179,562)	2.75
Balances at December 31, 2015	2,209,826	11,927,353	2.29	6.8	$13,466
Options authorized	2,314,000	—	—
Options granted	(4,587,000)	4,587,000	3.54
Options exercised	—	(517,614)	1.11		$2,082
Options forfeited	305,349	(305,349)	2.48
Options expired	187,343	(187,343)	2.70
Balances at December 31, 2016	429,518	15,504,047	2.69	6.8	$52,161
Options exercisable – December 31, 2016		8,577,548	2.35	5.2	$31,747
Options vested and expected to vest – December 31, 2016		14,486,715	2.66	6.7	$49,072

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors, as of December 31, 2015 and 2016.

The options granted in the years ended December 31, 2016, and 2015 had a weighted-average per share grant-date fair value of $1.45 and $0.82, respectively. At December 31, 2016, the unrecognized compensation expense with respect to options granted to employees was $6.6 million and is expected to be recognized over 3.0 years.

The Company granted 110,000 restricted stock awards during the year ended December 31, 2015, with a weighted-average grant date fair value of $1.99 per share, all of which were fully vested on grant date. The Company granted 2,500 restricted stock awards during the year ended December 31, 2016, with a weighted-average grant date fair value of $2.55 per share, all of which were fully vested on grant date.

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IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Valuation assumptions

The Company estimated the fair value of employee stock options using the Black-Scholes valuation model. Each of the inputs in the model requires significant judgment. The fair value of employee stock options is being recognized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following assumptions:

	Year Ended December 31,
	2016	2015
Expected volatility	40%	40%
Risk-free interest rate	1.28-1.44%	1.58-1.84%
Expected term (in years)	6	6
Dividend yield	—%	—%

Fair Value of Common Stock: The fair value of the shares of the Company’s common stock underlying the stock options has historically been determined by the Board of Directors. Because there has been no public market for the Company’s common stock, its Board of Directors has determined the fair value of the Company’s common stock at the time of grant of the option by considering a number of objective and subjective factors, including the Company’s stage of development, sales of the Company’s convertible preferred stock, the Company’s operating and financial performance, equity market conditions affecting comparable public companies, the lack of liquidity of the Company’s capital stock, and the general and industry-specific economic outlooks.

Expected Volatility: Because the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Risk-Free Interest Rate: The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Expected Term: The expected term represents the period that the share-based awards are expected to be outstanding. The Company used the simplified method to determine the expected term, which is calculated as the average of the time to vesting and the contractual life of the options.

Dividend Yield: The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

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IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	Stock-Based Compensation Expense

Total stock-based compensation expense recognized was as follows (in thousands):

	Year Ended December 31,
	2016	2015

Cost of revenue	$313	$318
Sales and marketing	801	472
Technology	192	173
General and administrative	1,475	981
Total stock-based compensation expense	$2,781	$1,944

Stock-based compensation expense recognized during the years ended December 31, 2016 and 2015 for stock-based awards granted to employees was $2.7 million and $1.9 million, respectively.

20.	Fair value disclosure

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2016 (in thousands):

	Level 1	Level 2	Level 3	Total

Assets:
Restricted cash	$3,000	$—	$—	$3,000
Interest rate swap	—	25	—	25
Total assets to be measured at fair value	$3,000	$25	$—	$3,025

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$5,325	$5,325
Total liabilities to be measured at fair value	$—	$—	$5,325	$5,325

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IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2015 (in thousands):

	Level 1	Level 2	Level 3	Total

Assets:
Restricted cash	$3,040	$—	$—	$3,040
Interest rate swap	—	11	—	11
Total assets to be measured at fair value	$3,040	$11	$—	$3,051

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$2,172	$2,172
Total liabilities to be measured at fair value	$—	$—	$2,172	$2,172

As the 2015 Term Loan is subject to variable rate resets, the fair value was estimated to be equal to its carrying value, excluding unamortized debt issuance costs.

21.	Commitments and Contingencies

Leases

Future minimum payments under operating leases at December 31, 2016 having initial terms in excess of one year are as follows (in thousands):

Year ending December 31,
2017	$1,728
2018	1,659
2019	1,474
2020	812
2021	33
Total	$5,706

Rent expense was $2.1 million and $1.5 million for the years ended December 31, 2016 and 2015, respectively. Certain leases contain an escalation clause calling for increased rents. When a lease contains an escalation clause, rent expense is recognized on a straight-line basis over the lease term.

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IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Legal Proceedings

In January 2015, Cat Auction Services, which is now a wholly-owned entity of the Company (see Note 3—“Business Combinations”), was served with a summons and complaint in the U.S. District Court for the District of Delaware in the matter of International Construction Products LLC v. Caterpillar Inc., et al., D. Del. Case No. 1: 15-cv-00 The lawsuit alleges generally that certain heavy equipment manufacturers have conspired to keep new competitors out of the market and have charged prices above competitive levels. The lawsuit alleges that the Company’s acquisition of Cat Auction Services is harmful to competition in the heavy construction equipment market and seeks injunctive relief in the form of an unwinding of the acquisition. Following the completion of the acquisition in April 2015, Cat Auction Services became the Company’s wholly owned subsidiary and the Company assumed the defense. In October 2015, the court heard motions to dismiss plaintiff’s claims, and on January 21, 2016 the court dismissed all claims against the defendants. In particular, the claims against Cat Auction Services were dismissed with prejudice. On February 4, 2016, the plaintiff filed a Motion for Reconsideration, an Amended Complaint, and a proposed Second Amended Complaint, all in an attempt to revive the allegations that were dismissed. The defendants responded to these new pleadings with a second motion to dismiss and an opposition to reconsideration. As to Cat Auction Services, the response was that reconsideration should be denied because the current allegations are very similar to those previously and correctly dismissed at the Company’s request. On August 22, 2016, the court denied the plaintiff’s Motion for Reconsideration and Leave to Amend with respect to its unlawful merger claims against Cat Auction Services. However, the court was unclear as to the dismissal of state law antitrust claims against Cat Auctions Services and denied clarification of its Order. As a result, while the Company does not believe that any state law claims apply to it, it is not dismissed completely from the case and will be required to comply with discovery requests. The Company believes the lawsuit is without merit and intends to defend it vigorously.

On May 31, 2011, the Company filed suit against RBA for tortuous interference with contractual relations, tortuous interference with prospective business relations, and defamation, and against a seller for breach of contract related to equipment that was originally to be sold through the Company’s marketplace. In September 2012, the district court denied a motion for summary judgment filed by RBA and the seller, and the case proceeded to trial. In February 2013, a jury awarded a verdict in favor of the Company on all counts after finding that RBA intentionally and improperly interfered with a valid contract between the Company and the seller and in 2014 a final judgment was entered in favor of the Company for $0.9 million in punitive damages against the seller and RBA to be shared jointly and severally, $0.3 million in compensatory damages against the seller, and $47,000 in interest. The punitive damage award was recorded in other income, net and the remainder in general and administrative expenses when the Company received payment in 2015.

Guarantee Agreements

At December 31, 2016 and 2015, outstanding guarantees for minimum sale proceeds to sellers under contracts for future marketplace sales totaled $21.3 million and $28.8 million, respectively (undiscounted and before estimated proceeds from the sale in the marketplace). The weighted-average tenor of these auctions guarantees were 292 and 73 days for December 31, 2016 and 2015, respectively. In accordance with the Company’s revenue recognition policy for guarantee arrangements described in Note 2— “Summary of Significant Accounting Policies—Revenue Recognition and Auction Guarantees,” the Company has evaluated losses on unsold pieces of equipment as of December 31, 2016 and 2015. A loss contingency of $0.2 million and $0.3 million was recorded for the years ended December 31, 2016 and 2015, respectively. The total liability for guarantees was $0.3 million and $0.8 million as of December 31, 2016 and 2015, respectively.

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IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.	401(k) Plans

The Company has defined-contribution 401(k) plans for full-time employees, which qualify under Section 401(k) of the Internal Revenue Code. Under the terms of the plans, employees may contribute up to 100% of their annual compensation, subject to Internal Revenue Service limitations, of their annual compensation, and the Company can make discretionary employer contributions. Effective January 1, 2016, the three legacy 401(k) plans of IronPlanet, Inc., Kruse Energy and Cat Auction Services were combined into one plan. Employer contributions to the 401(k) plans of $0.9 million and $0.4 million were made for the years ended December 31, 2016 and 2015, respectively.

23.	Related-Party Transactions

Transactions with Caterpillar

Caterpillar has an equity ownership in the Company of 15% as of December 31, 2016. An executive of Caterpillar was a member of the Company’s Board of Directors from April 2015 through May 2016.

Caterpillar is one of the Company’s preferred providers and sellers of equipment in the Company’s marketplace. The Company’s preferred provider agreement with Caterpillar reflects the high volume of business that Caterpillar has conducted with the Company, and is similar to other preferred provider agreements with unrelated parties in that they provide for seller commission rates that are more favorable than the Company’s standard commission rates and the waiver of certain fees for equipment that Caterpillar sells through the Company’s marketplace.

During the years ended December 31, 2016 and 2015, the Company recorded revenue from Caterpillar totaling $3.0 million and $2.0 million, respectively. There were no amounts owed by Caterpillar for billings of marketplace related services as of December 31, 2016 or 2015. Amounts owed to Caterpillar related to auction activity as of December 31, 2016 and 2015 were $0.6 million and $0.2 million, respectively. Cost of revenue is not tracked on a per item or on a per customer basis for equipment sold in the Company’s marketplace as these costs are generally consistent across the Company’s customer base. The Company has no reasonable basis for tracking costs separately for such equipment. Accordingly, the Company has not separately disclosed related party cost of revenue in its Consolidated Statements of Operations.

On April 1, 2015, the Company acquired Associated Auction Services, LLC, which was owned by Caterpillar, and certain independent Cat dealers, that operated under the name Cat Auction Services for total consideration of $49.5 million. See Note 3— “Business Combinations” for further description of the transaction.

Transactions with Ring Power Corporation

Ring Power Corporation (“Ring Power”) has an equity ownership in the Company of 4% as of December 31, 2016. An executive with Ring Power became a member of the Company’s Board of Directors in May 2016, at which time the Company determined Ring Power to be a related party. During year ended December 31, 2016 and 2015, the Company recorded revenue from Ring Power totaling of $0.7 million and $0.8 million, respectively. Amounts due from Ring Power for billings of marketplace related services were $2,000 and $0 at December 31, 2016 and 2015, respectively. Amounts owed to Ring Power related to auction activity as of December 31, 2016 and 2015 were approximately $8,000 and $23,000, respectively.

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IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transactions Involving Chief Executive Officer

The Company uses its Chief Executive Officer’s personally owned hunting property for sales and marketing meetings and entertaining customers. The total fees billed to the Company for use of the property during the years ended December 31, 2016 and 2015 were $133,000 and $210,000, respectively. Outstanding amounts of $41,000 and $70,000 were due to the Chief Executive Officer as of December 31, 2016 and 2015, respectively.

24.	Credit Risk and Customer Concentration

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of demand deposit accounts, certificates of deposit, trade accounts receivable and hedging instruments.

The Company provides its services on a credit basis. Accounts receivable are recorded when billed, advanced, or accrued and represent claims against third parties that will be settled in cash. The Company has mitigated credit risk because buyers are generally required to pay for the purchased items in advance of release of such items.

One customer accounted for 10% or more of the accounts receivable as of December 31, 2016 and 2015. No one customer accounted for more than 10% of revenue for the year ended December 31, 2016.One customer accounted for more than 10% of revenue for the year ended December 31, 2015.

The Company’s customers include Caterpillar and certain independent Cat dealers. These Cat dealers are independently owned and managed organizations; however, as discussed in Note 3— “Business Combinations,” since April 2015, the Company has current customer incentives in place and standard marketplace contract terms that apply to Caterpillar and certain of those independent Cat dealers who are customers of the Company.

The Company’s cash is deposited in financial institutions. However, deposits may exceed federally insured limits. Accordingly, there may be a risk that the Company will not recover the full principal of its deposits or that liquidity may be diminished.

25.	Merger with Ritchie Bros. Auctioneers Incorporated

On August 29, 2016, RBA and the Company jointly announced that they have entered into an agreement under which RBA will acquire the Company for approximately $758.5 million, subject to customary closing adjustments. Under the terms of the transaction, RBA will acquire 100% of the equity of the Company for approximately $740.0 million in cash and will assume unvested equity interests in the Company, subject to adjustment, bringing the total transaction consideration to approximately $758.5 million. The consummation of the sale is subject to certain conditions, including, among others, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements, Act of 1976, CFIUS (Committee on Foreign Investment in the United States) approval; receipt of all other material governmental and third party consents, authorizations and approvals; no occurrence of a Material Adverse Change (as defined in the merger agreement), and certain other customary closing conditions.

51

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 11, 2016 the Company received notification from the Premerger Notification Office of the Federal Trade Commission (FTC) and the Antitrust Division of the Department of Justice (DOJ) that each has received completed Notification and Report Forms from all parties with respect to the proposed acquisition by RBA of the Company. The notification stated that the waiting period required by Section 7A(b)(1) of the Clayton Act, 15 U.S.C. Section 18a(b)(1), will expire on November 10, 2016. RBA voluntarily withdrew its filing and refiled effective November 15, 2016, (within two business days of the original expiration date) which extended the waiting period to December 15, 2016. On December 15, 2016, both RBA and the Company received a second request for additional information and documentary material. In connection with the second request, RBA and the Company entered into a timing agreement (“TAR)” that specifies, among other things, certain dates by which information is required to be delivered. Further, the TAR specifies that the waiting period shall extend 75 days from the date of compliance with the Second Request, which was March 6, 2017. However, the DOJ may determine to terminate the waiting period prior to end of the 75th day at which time the parties may proceed to close the merger.

26.	Subsequent Events

Issuance of Earnout Shares

On March 28, 2017, the Company issued 1,359,393 of its common stock for the third and final earnout period that ended December 31, 2016. These shares were included as unissued customer equity incentive shares in the Consolidated Balance Sheet as of December 31, 2016.

Amendment to 2015 Credit Facility

As of March 20, 2017, the Company amended the 2015 Credit Agreement to increase the leverage ratio to 3.75 from 3.00 for the quarter ending March 31, 2017 and to 3.25 from 2.75 for the quarter ending June 30, 2017. Additionally, expenses incurred through June 30, 2017 related to the merger with RBA (see Note 25 “Merger with Ritchie Bros. Auctioneers Incorporated”) will be excluded from the covenant calculations for the first two quarters of 2017. The leverage covenant will return to the existing schedule and calculation in the third quarter of 2017.

In return for granting the request, the $15.0MM revolving credit facility would require lender approval to draw on the facility until the acquisition occurs or until September 30, 2017.

The Company has reviewed subsequent events through March 31, 2017, the date that these Consolidated Financial Statements were issued.

52